Exhibit 99.1

Walgreens Boots Alliance Reports Fourth Quarter and Fiscal 2017 Results

Fourth quarter highlights

•	GAAP diluted net earnings per share were $0.76, down 20.0 percent from the year-ago quarter due to Rite Aid related costs, mainly merger termination fees; Adjusted diluted net earnings per share were $1.31, an increase of 22.4 percent on both an actual and constant currency basis

•	GAAP net earnings attributable to Walgreens Boots Alliance decrease 22.1 percent, to $802 million; Adjusted net earnings attributable to Walgreens Boots Alliance increase 18.8 percent to $1.4 billion, up 19.1 percent on a constant currency basis

•	Sales increase 5.3 percent to $30.1 billion, an increase of 6.4 percent on a constant currency basis

•	GAAP operating income decreases 2.3 percent to $1.1 billion; Adjusted operating income increases 21.2 percent to $1.9 billion, up 22.3 percent on a constant currency basis

Fiscal 2017 highlights

•	GAAP diluted net earnings per share decrease 1.0 percent from the prior year, to $3.78; Adjusted diluted net earnings per share increase 11.1 percent to $5.10, up 12.9 percent on a constant currency basis

•	GAAP net earnings attributable to Walgreens Boots Alliance decrease 2.3 percent, to $4.1 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increase 9.9 percent to $5.5 billion, up 11.6 percent on a constant currency basis

•	Sales increase 0.7 percent to $118.2 billion, an increase of 3.3 percent on a constant currency basis

•	GAAP operating income decreases 7.4 percent to $5.6 billion; Adjusted operating income increases 4.6 percent to $7.5 billion, up 6.5 percent on a constant currency basis

•	GAAP net cash provided by operating activities was $7.3 billion; Free cash flow was $5.9 billion

Share repurchase program

•	Company completes $5.0 billion share repurchase and adds $1.0 billion to program

Fiscal 2018 guidance

•	Company introduces guidance of $5.40 to $5.70 for fiscal year 2018 adjusted diluted net earnings per share

DEERFIELD, Ill., 25 October 2017 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fourth quarter and fiscal year 2017, which ended 31 August 2017.

Executive Vice Chairman and CEO Stefano Pessina said, “We are pleased to report the company has performed well, with our businesses delivering significant progress while managing against ongoing prescription reimbursement pressure and competing in fast-changing retail environments. We look forward to building on this solid underlying growth in the year to come, enhanced by the expansion of our U.S. retail pharmacy network through the upcoming purchases of Rite Aid stores.”

Overview of Fourth Quarter Results

Fiscal 2017 fourth quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 22.1 percent to $802 million compared with the same quarter a year ago, while GAAP diluted net earnings per share decreased 20.0 percent to $0.76 compared with the same quarter a year ago. The decreases in GAAP net earnings and GAAP net earnings per share reflect Rite Aid related costs, mainly merger termination fees.

Adjusted fiscal 2017 fourth quarter net earnings attributable to Walgreens Boots Alliance1 increased 18.8 percent to $1.4 billion, up 19.1 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter were $1.31, up 22.4 percent on an actual and constant currency basis, compared with the same quarter a year ago.

Sales in the fourth quarter were $30.1 billion, an increase of 5.3 percent from the year-ago quarter, and an increase of 6.4 percent on a constant currency basis.

GAAP operating income in the fourth quarter was $1.1 billion, a decrease of 2.3 percent from the same quarter a year ago. Adjusted operating income in the fourth quarter was $1.9 billion, an increase of 21.2 percent from the same quarter a year ago, and an increase of 22.3 percent on a constant currency basis.

GAAP net cash provided by operating activities was $2.0 billion in the fourth quarter, and free cash flow was $1.6 billion.

Overview of Fiscal Year Results

Fiscal 2017 net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP decreased 2.3 percent to $4.1 billion, while GAAP diluted net earnings per share decreased 1.0 percent to $3.78, compared with the prior year. The decreases primarily reflect Rite Aid related costs.

Adjusted net earnings attributable to Walgreens Boots Alliance1 in fiscal 2017 increased 9.9 percent to $5.5 billion, up 11.6 percent on a constant currency basis, compared with the prior year. Adjusted diluted net earnings per share in the fiscal year increased 11.1 percent to $5.10, up 12.9 percent on a constant currency basis, compared with the prior year.

Sales increased 0.7 percent to $118.2 billion in fiscal 2017 compared with the prior year. On a constant currency basis, sales increased 3.3 percent.

GAAP operating income in fiscal 2017 was $5.6 billion, a decrease of 7.4 percent from the prior year. Adjusted operating income in the fiscal year was $7.5 billion, an increase of 4.6 percent, and an increase of 6.5 percent on a constant currency basis.

GAAP net cash provided by operating activities was $7.3 billion in fiscal 2017, and free cash flow was $5.9 billion.

Rite Aid Transaction

On 19 September 2017 the company announced it had secured regulatory clearance for an amended and restated asset purchase agreement to purchase 1,932 stores, three distribution centers and related inventory from Rite Aid Corporation for $4.375 billion in cash and other consideration. The first few Rite Aid stores have been acquired in the past week. Ownership of the remaining stores is expected to be transferred in phases, with the goal being to complete the store transfers in spring 2018. These transfers remain subject to closing conditions set forth in the agreement.

The company expects to complete integration of the acquired stores and related assets within the next three years, at an estimated cost of approximately $750 million, which will be reported as acquisition-related costs. In addition, the company plans to spend approximately $500 million of capital on store conversions and related activities.

In addition to the strategic benefits of the transaction - including extending the Walgreens brand into additional communities, greater access to more customers, U.S. store network expansion and broader coverage of both retail and pharmacy markets - as previously announced the company expects to realize $300 million in annual synergies. These are expected to be fully realized within four years of the initial closing of this transaction and derived primarily from procurement, cost savings and other operational matters.

Store Optimization Program

Following regulatory clearance for the Rite Aid transaction, the company has been able to carry out a complete review of its expected combined U.S. store portfolio to determine the scope of a program to optimize locations. This is expected to take place over an 18 month period beginning in spring 2018, resulting in estimated pre-tax charges to the company’s GAAP financial results of approximately $450 million. Cost savings from the program are anticipated to be approximately $300 million per year, and are expected to be fully delivered by the end of fiscal 2020.

Share Repurchase Program

In October 2017 the company completed its $5.0 billion share repurchase program announced in June 2017. On 24 October the company expanded the program by an additional $1.0 billion.

Company Outlook

The company today introduced guidance of $5.40 to $5.70 for fiscal year 2018 adjusted diluted net earnings per share. This guidance assumes current exchange rates for the rest of the fiscal year, and continuation of the company’s normal anti-dilutive share buyback program.

Fourth Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had fourth quarter sales of $22.3 billion, an increase of 7.5 percent over the year-ago quarter. Sales in comparable stores increased 3.1 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 72.1 percent of the division’s sales in the quarter, increased 12.6 percent compared with the year-ago quarter, primarily due to higher prescription volumes, including mail and central specialty following the formation of AllianceRx Walgreens Prime. Comparable pharmacy sales increased 5.6 percent, primarily due to higher volume. Reimbursement pressure and generics had a negative impact on comparable pharmacy sales growth, which was partially offset by brand inflation. The division filled 250.2 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 9.0 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 8.7 percent compared with the same quarter a year ago, primarily due to Medicare Part D growth and volume growth from previously announced strategic pharmacy partnerships. The division’s retail prescription market share on a 30-day adjusted basis in the fourth quarter increased approximately 120 basis points over the year-ago quarter to 20.5 percent, as reported by IMS Health. This was the division’s highest reported quarterly retail prescription market share in the U.S., for a second consecutive quarter.

Retail sales decreased 3.9 percent in the fourth quarter compared with the year-ago period, which includes the impact of the previously announced closure of certain e-commerce operations. Comparable retail sales were down 2.1 percent in the quarter, partly due to changes in promotional plans. Declines in the consumables and general merchandise category and in the personal care category were partially offset by growth in the beauty category and in the health and wellness category.

GAAP gross profit increased 4.6 percent compared with the same quarter a year ago and adjusted gross profit increased 4.3 percent.

GAAP fourth quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 0.6 percentage points compared with the year-ago quarter, primarily due to sales mix and higher sales, partially offset by costs related to the Rite Aid transaction. On an adjusted basis, SG&A as a percentage of sales decreased 1.8 percentage points in the same period, due to sales mix and higher sales.

GAAP operating income in the fourth quarter increased 2.7 percent from the year-ago quarter to $800 million. Adjusted operating income in the fourth quarter increased 27.5 percent from the year-ago quarter to $1.4 billion.

Retail Pharmacy International:

Retail Pharmacy International had fourth quarter sales of $2.9 billion, a decrease of 3.2 percent from the year-ago quarter mainly due to currency translation. Sales decreased 0.4 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 0.2 percent compared with the year-ago quarter. Comparable pharmacy sales increased 0.5 percent on a constant currency basis, primarily due to growth in the UK. Comparable retail sales decreased 0.5 percent on a constant currency basis, reflecting challenging conditions across a number of markets.

GAAP gross profit decreased 3.7 percent compared with the same quarter a year ago, mainly due to currency translation. On a constant currency basis, adjusted gross profit decreased 0.8 percent.

GAAP SG&A as a percentage of sales decreased by 1.0 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, decreased by 0.9 percentage point.

GAAP operating income in the fourth quarter increased 6.8 percent from the year-ago quarter to $219 million, while adjusted operating income increased 5.7 percent to $261 million, up 8.9 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had fourth quarter sales of $5.4 billion, an increase of 0.8 percent from the year-ago quarter. Growth was adversely affected by currency translation. On a constant currency basis, comparable sales increased 5.4 percent, which was ahead of the company’s estimate of market growth, weighted on the basis of country wholesale sales, with growth in emerging markets and the UK partially offset by challenging market conditions in continental Europe.

GAAP operating income in the fourth quarter was $96 million, which included a loss of $8 million from the company’s equity earnings in AmerisourceBergen, compared with a gain of $34 million in the year-ago quarter. Adjusted operating income increased 6.3 percent to $221 million, up 11.5 percent on a constant currency basis. Excluding adjusted equity earnings from AmerisourceBergen, adjusted operating income was down 5.7 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, 25 October 2017. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 25 October 2017 through 2 November 2017 by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 81743092.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,”

“guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the ability of the parties to satisfy the closing conditions and consummate the pending acquisition of certain Rite Aid assets and related matters on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, and risks associated with changes in laws, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended 31 May 2017, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 385,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has more than 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

The company ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2017, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2017, using publicly available information for AmerisourceBergen

(WBA-ER)

Media Relations	Contact

U.S. / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact

Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended		Twelve months ended
	August 31, 2017	August 31, 2016	August 31, 2017	August 31, 2016
Sales	$30,149	$28,636	$118,214	$117,351
Cost of sales	22,809	21,481	89,052	87,477

Gross profit	7,340	7,155	29,162	29,874
Selling, general and administrative expenses	6,218	6,049	23,740	23,910
Equity earnings in AmerisourceBergen	(8)	34	135	37

Operating income	1,114	1,140	5,557	6,001

Other income (expense)	11	264	(11)	(261)

Earnings before interest and income tax provision	1,125	1,404	5,546	5,740

Interest expense, net	193	171	693	596

Earnings before income tax provision	932	1,233	4,853	5,144

Income tax provision	126	207	760	997
Post tax earnings from other equity method investments	1	9	8	44

Net earnings	807	1,035	4,101	4,191

Net earnings attributable to noncontrolling interests	5	5	23	18

Net earnings attributable to Walgreens Boots Alliance, Inc.	$802	$1,030	$4,078	$4,173

Net earnings per common share:
Basic	$0.76	$0.95	$3.80	$3.85

Diluted	$0.76	$0.95	$3.78	$3.82

Dividends declared per share	$0.400	$0.375	$1.525	$1.455

Weighted average common shares outstanding:
Basic	1,055.1	1,082.5	1,073.5	1,083.1

Diluted	1,059.5	1,089.0	1,078.5	1,091.1

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2017	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$3,301	$9,807
Accounts receivable, net	6,528	6,260
Inventories	8,899	8,956
Other current assets	1,025	860

Total current assets	19,753	25,883

Non-current assets:
Property, plant and equipment, net	13,642	14,335
Goodwill	15,632	15,527
Intangible assets, net	10,156	10,302
Equity method investments	6,320	6,174
Other non-current assets	506	467

Total non-current assets	46,256	46,805

Total assets	$66,009	$72,688

Liabilities and equity
Current liabilities:
Short-term borrowings	$251	$323
Trade accounts payable	12,494	11,000
Accrued expenses and other liabilities	5,473	5,484
Income taxes	329	206

Total current liabilities	18,547	17,013

Non-current liabilities:
Long-term debt	12,684	18,705
Deferred income taxes	2,281	2,644
Other non-current liabilities	4,223	4,045

Total non-current liabilities	19,188	25,394

Total equity	28,274	30,281

Total liabilities and equity	$66,009	$72,688

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended
	August 31, 2017	August 31, 2016
Cash flows from operating activities:
Net earnings	$4,101	$4,191
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,654	1,718
Change in fair value of warrants and related amortization	—	516
Deferred income taxes	(434)	(442)
Stock compensation expense	91	115
Equity earnings from equity method investments	(143)	(81)
Other	364	148
Changes in operating assets and liabilities:
Accounts receivable, net	(153)	115
Inventories	98	(644)
Other current assets	—	66
Trade accounts payable	1,690	1,572
Accrued expenses and other liabilities	(128)	313
Income taxes	44	202
Other non-current assets and liabilities	67	58

Net cash provided by operating activities	7,251	7,847

Cash flows from investing activities:
Additions to property, plant and equipment	(1,351)	(1,325)
Proceeds from sale leaseback transactions	444	60
Proceeds from sale of businesses	—	74
Proceeds from sale of other assets	59	155
Business and intangible asset acquisitions, net of cash acquired	(88)	(126)
Investment in AmerisourceBergen	—	(2,360)
Other	93	5

Net cash used for investing activities	(843)	(3,517)

Cash flows from financing activities:
Proceeds and payments from short-term borrowings, net	33	29
Proceeds from issuance of long-term debt	—	5,991
Payments of long-term debt	(6,196)	(791)
Stock purchases	(5,220)	(1,152)
Proceeds related to employee stock plans	217	235
Cash dividends paid	(1,723)	(1,563)
Other	(45)	(143)

Net cash (used for) provided by financing activities	(12,934)	2,606

Effect of exchange rate changes on cash and cash equivalents	20	(129)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(6,506)	6,807
Cash and cash equivalents at beginning of period	9,807	3,000

Cash and cash equivalents at end of period	$3,301	$9,807

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the fourth quarter of fiscal 2017 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 3.0 percent, comparable pharmacy sales on a reported currency basis decreased 2.1 percent and comparable retail sales on a reported currency basis decreased 3.5 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 0.8 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended		Twelve months ended
	August 31, 2017	August 31, 2016	August 31, 2017	August 31, 2016
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$802	$1,030	$4,078	$4,173

Adjustments to operating income:
Cost transformation	243	233	835	424
Acquisition-related costs	399	20	474	102
Acquisition-related amortization	85	91	332	369
Adjustments to equity earnings in AmerisourceBergen	92	16	187	21
LIFO provision	(38)	8	166	214
Legal settlement	—	47	—	47
Asset impairment (recovery)	(11)	—	(11)	30

Total adjustments to operating income	770	415	1,983	1,207

Adjustments to other income (expense):
Net investment hedging loss	33	49	48	12
Change in fair market value of AmerisourceBergen warrants	—	(328)	—	517
Impact of change in accounting method for AmerisourceBergen equity investment	—	—	—	(268)

Total adjustments to other income (expense)	33	(279)	48	261

Adjustments to interest expense, net:
Prefunded acquisition financing costs	80	42	203	46

Total adjustments to interest expense, net	80	42	203	46

Adjustments to income tax provision:
United Kingdom tax rate change[1]	—	—	(77)	(178)
Equity method non-cash tax[1]	(11)	10	23	10
Tax impact of adjustments[2]	(289)	(52)	(755)	(510)

Total adjustments to income tax provision	(300)	(42)	(809)	(678)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,385	$1,166	$5,503	$5,009

Diluted net earnings per common share (GAAP)	$0.76	$0.95	$3.78	$3.82
Adjustments to operating income	0.73	0.38	1.84	1.11
Adjustments to other income (expense)	0.03	(0.26)	0.04	0.24
Adjustments to interest expense, net	0.08	0.04	0.19	0.04
Adjustments to income tax provision	(0.29)	(0.04)	(0.75)	(0.62)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.31	$1.07	$5.10	$4.59

Weighted average common shares outstanding, diluted	1,059.5	1,089.0	1,078.5	1,091.1

1	Discrete tax-only items.
2	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

OPERATING INCOME BY DIVISION

	Three months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$800	$219	$96	$(1)	$1,114
Cost transformation	214	16	13	—	243
Acquisition-related costs	399	—	—	—	399
Acquisition-related amortization	39	26	20	—	85
Adjustments to equity earnings in AmerisourceBergen	—	—	92	—	92
LIFO provision	(38)	—	—	—	(38)
Asset impairment (recovery)	(11)	—	—	—	(11)

Adjusted operating income (Non-GAAP measure)	$1,403	$261	$221	$(1)	$1,884

Sales	$22,301	$2,941	$5,445	$(538)	$30,149
Operating margin (GAAP)[2]	3.6%	7.4%	1.9%		3.7%
Adjusted operating margin (Non-GAAP measure)[2]	6.3%	8.9%	2.5%		6.0%

	Three months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$779	$205	$156	$—	$1,140
Cost transformation	204	15	14	—	233
Acquisition-related costs	20	—	—	—	20
Acquisition-related amortization	42	27	22	—	91
Adjustments to equity earnings in AmerisourceBergen	—	—	16	—	16
LIFO provision	8	—	—	—	8
Legal settlement	47	—	—	—	47

Adjusted operating income (Non-GAAP measure)	$1,100	$247	$208	$—	$1,555

Sales	$20,747	$3,037	$5,400	$(548)	$28,636
Operating margin (GAAP)[2]	3.8%	6.8%	2.3%		3.9%
Adjusted operating margin (Non-GAAP measure)[2]	5.3%	8.1%	2.9%		5.3%

	Twelve months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$4,195	$741	$621	$—	$5,557
Cost transformation	731	67	37	—	835
Acquisition-related costs	474	—	—	—	474
Acquisition-related amortization	152	101	79	—	332
Adjustments to equity earnings in AmerisourceBergen	—	—	187	—	187
LIFO provision	166	—	—	—	166
Asset impairment (recovery)	(11)	—	—	—	(11)

Adjusted operating income (Non-GAAP measure)	$5,707	$909	$924	$—	$7,540

Sales	$87,302	$11,813	$21,188	$(2,089)	$118,214
Operating margin (GAAP)[2]	4.8%	6.3%	2.3%		4.6%
Adjusted operating margin (Non-GAAP measure)[2]	6.5%	7.7%	2.8%		6.1%

	Twelve months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$4,405	$1,029	$579	$(12)	$6,001
Cost transformation	374	29	21	—	424
Acquisition-related costs	102	—	—	—	102
Acquisition-related amortization	185	97	87	—	369
Adjustments to equity earnings in AmerisourceBergen	—	—	21	—	21
LIFO provision	214	—	—	—	214
Legal settlement	47	—	—	—	47
Asset impairment	30	—	—	—	30

Adjusted operating income (Non-GAAP measure)	$5,357	$1,155	$708	$(12)	$7,208

Sales	$83,802	$13,256	$22,571	$(2,278)	$117,351
Operating margin (GAAP)[2]	5.3%	7.8%	2.4%		5.1%
Adjusted operating margin (Non-GAAP measure)[2]	6.4%	8.7%	2.9%		6.1%

[1]	Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month periods ended August 31, 2017 includes AmerisourceBergen equity earnings for the periods of April 1, 2017 through June 30, 2017 and July 1, 2016 through June 30, 2017, respectively. Operating income for the three and twelve month periods ended August 31, 2016 includes AmerisourceBergen equity earnings for the period of April 1, 2016 through June 30, 2016 and March 18, 2016 through June 30, 2016, respectively.
[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended		Twelve months ended
	August 31, 2017	August 31, 2016	August 31, 2017	August 31, 2016
Equity earnings in AmerisourceBergen (GAAP)	$(8)	$34	$135	$37
Acquisition-related amortization	30	24	110	28
Change in fair market value of AmerisourceBergen warrants	—	(8)	30	(8)
LIFO provision	(5)	7	(26)	8
Litigation settlements	71	—	75	—
Other	(4)	(7)	(2)	(7)

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$84	$50	$322	$58

GROSS PROFIT BY DIVISION

	Three months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,628	$1,226	$487	$(1)	$7,340
Cost transformation	28	—	—	—	28
LIFO provision	(38)	—	—	—	(38)

Adjusted gross profit (Non-GAAP measure)	$5,618	$1,226	$487	$(1)	$7,330

Sales	$22,301	$2,941	$5,445	$(538)	$30,149
Gross margin (GAAP)	25.2%	41.7%	8.9%		24.3%
Adjusted gross margin (Non-GAAP measure)	25.2%	41.7%	8.9%		24.3%

	Three months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,380	$1,273	$502	$—	$7,155
LIFO provision	8	—	—	—	8

Adjusted gross profit (Non-GAAP measure)	$5,388	$1,273	$502	$—	$7,163

Sales	$20,747	$3,037	$5,400	$(548)	$28,636
Gross margin (GAAP)	25.9%	41.9%	9.3%		25.0%
Adjusted gross margin (Non-GAAP measure)	26.0%	41.9%	9.3%		25.0%

	Twelve months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$22,450	$4,753	$1,965	$(6)	$29,162
Cost transformation	89	—	—	—	89
LIFO provision	166	—	—	—	166

Adjusted gross profit (Non-GAAP measure)	$22,705	$4,753	$1,965	$(6)	$29,417

Sales	$87,302	$11,813	$21,188	$(2,089)	$118,214
Gross margin (GAAP)	25.7%	40.2%	9.3%		24.7%
Adjusted gross margin (Non-GAAP measure)	26.0%	40.2%	9.3%		24.9%

	Twelve months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$22,323	$5,432	$2,131	$(12)	$29,874
LIFO provision	214	—	—	—	214

Adjusted gross profit (Non-GAAP measure)	$22,537	$5,432	$2,131	$(12)	$30,088

Sales	$83,802	$13,256	$22,571	$(2,278)	$117,351
Gross margin (GAAP)	26.6%	41.0%	9.4%		25.5%
Adjusted gross margin (Non-GAAP measure)	26.9%	41.0%	9.4%		25.6%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,828	$1,007	$383	$—	$6,218
Cost transformation	(186)	(16)	(13)	—	(215)
Acquisition-related costs	(399)	—	—	—	(399)
Acquisition-related amortization	(39)	(26)	(20)	—	(85)
Asset recovery	11	—	—	—	11

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,215	$965	$350	$—	$5,530

Sales	$22,301	$2,941	$5,445	$(538)	$30,149
Selling, general and administrative expenses percent to sales (GAAP)	21.6%	34.2%	7.0%		20.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.9%	32.8%	6.4%		18.3%

	Three months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,601	$1,068	$380	$—	$6,049
Cost transformation	(204)	(15)	(14)	—	(233)
Acquisition-related costs	(20)	—	—	—	(20)
Acquisition-related amortization	(42)	(27)	(22)	—	(91)
Legal settlement	(47)	—	—	—	(47)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,288	$1,026	$344	$—	$5,658

Sales	$20,747	$3,037	$5,400	$(548)	$28,636
Selling, general and administrative expenses percent to sales (GAAP)	22.2%	35.2%	7.0%		21.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.7%	33.8%	6.4%		19.8%

	Twelve months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$18,255	$4,012	$1,479	$(6)	$23,740
Cost transformation	(642)	(67)	(37)	—	(746)
Acquisition-related costs	(474)	—	—	—	(474)
Acquisition-related amortization	(152)	(101)	(79)	—	(332)
Asset recovery	11	—	—	—	11

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$16,998	$3,844	$1,363	$(6)	$22,199

Sales	$87,302	$11,813	$21,188	$(2,089)	$118,214
Selling, general and administrative expenses percent to sales (GAAP)	20.9%	34.0%	7.0%		20.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.5%	32.5%	6.4%		18.8%

	Twelve months ended August 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$17,918	$4,403	$1,589	$—	$23,910
Cost transformation	(374)	(29)	(21)	—	(424)
Acquisition-related costs	(102)	—	—	—	(102)
Acquisition-related amortization	(185)	(97)	(87)	—	(369)
Legal settlement	(47)	—	—	—	(47)
Asset impairment	(30)	—	—	—	(30)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$17,180	$4,277	$1,481	$—	$22,938

Sales	$83,802	$13,256	$22,571	$(2,278)	$117,351
Selling, general and administrative expenses percent to sales (GAAP)	21.4%	33.2%	7.0%		20.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.5%	32.3%	6.6%		19.5%

FREE CASH FLOW

	Three months ended		Twelve months ended
	August 31, 2017	August 31, 2016	August 31, 2017	August 31, 2016
Net cash provided by operating activities (GAAP)	$2,014	$2,658	$7,251	$7,847
Less: Additions to property, plant and equipment	(439)	(421)	(1,351)	(1,325)

Free cash flow (Non-GAAP measure)[1]	$1,575	$2,237	$5,900	$6,522

[1]	Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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